Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828. kentringer@caseycomm.com

October 22, 2020

Cass Information Systems, Inc. Reports Third Quarter Earnings

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), the leading provider of transportation, energy, telecom and waste invoice payment and information services, reported third quarter 2020 earnings of $.40 per diluted share, a decrease of 29% from the $.56 per diluted share it earned in the third quarter of 2019. Net income for the period was $5.8 million, compared to $8.2 million in 2019.

	3rd Quarter		% Change	YTD		% Change
	2020	2019		2020	2019
Transportation Invoice Volume	8.7 million	9.2 million	(6.2)	24.2 million	27.4 million	(11.6)
Transportation Dollar Volume	$6.8 billion	$7.1 billion	(4.0)	$19.0 billion	$21.2 billion	(10.5)
Facility Expense Transaction Volume*	7.1 million	7.1 million	(0.4)	20.3 million	21.0 million	(3.3)
Facility Expense Dollar Volume*	$3.6 billion	$4.1 billion	(12.7)	$10.1 billion	$11.5 billion	(11.8)
Revenues	$35.7 million	$40.5 million	(11.8)	$107.8 million	$118.3 million	(8.9)
Net Income	$5.8 million	$8.2 million	(29.4)	$18.8 million	$24.0 million	(21.9)
Diluted Earnings per Share	$.40	$.56	(28.6)	$1.29	$1.64	(21.3)

*	Includes Energy, Telecom and Waste

2020 3rd Quarter Recap

Third quarter revenue decreased 12% and net income was down 29% compared to 2019’s third quarter – which holds the distinction of being the most profitable quarter in the history of Cass. Contributing to the declines were the impact of COVID-19 on Cass customers and the commitment of the U.S. Federal Reserve to hold interest rates at near-zero levels. Lower energy prices also had a negative impact on results.

Transportation volumes for invoices and dollars declined 6% and 4%, respectively. Volumes are trending to pre-COVID levels led by a manufacturing sector that has been in expansion territory for the previous four months. The improvement in this sector, along with the continued addition of new customers to its roster, has created a more stable foundation for growth should the economic recovery continue.

Increased new business enabled facility-related (electricity, gas, waste and telecom expense management) invoice volumes to remain virtually unchanged despite a number of COVID-related bankruptcies and location closings. Dollar volumes dipped 13% as governmental restrictions in the restaurant, retail and hospitality sectors curtailed normal activities which were reflected in lower utility usage. As states open up, it is likely this is a temporary condition.

Consolidated operating expenses were $1.9 million (6%) lower as personnel expense decreased due to lower transportation and facility-related transaction volumes.

Summary and Outlook

“Now more than six months into this pandemic, I continue to be pleased with how our team is navigating the significant challenges it presents and that the company remains profitable and financially strong,” noted Eric H. Brunngraber, Cass chairman and chief executive officer. “Being a flexible and reliable business partner is proving to be a critical benefit to our clients during this unprecedented period. Additionally, continuing new customer wins sets the stage for a recovery in our earnings once the negative impacts of the pandemic subside.”

2020 Nine-Month Recap

For the nine-month period ended September 30, 2020, Cass earned $1.29 per diluted share, a decrease of 21% from the $1.64 per diluted share it earned in the same period in 2019. Net income was $18.8 million, compared to $24.0 million in 2019. Revenues declined 9%, from $118.3 million in 2019 to $107.8 million in 2020.

Consolidated operating expenses were down 5%, or $4.0 million, due to the lower transaction volumes previously cited.

Remote Workforce Continuing

Cass also reported that it continues to operate its remote workforce program with most of its employees around the globe.

Cass Bank CARES Act Recap

In conjunction with the Coronavirus Aid, Relief, and Economic Security Act, Cass Bank processed nearly 350 applications for Paycheck Protection Program loans totaling approximately $170 million, primarily to existing bank customers.

Cash Dividend Declared

On October 20, 2020, the company’s board of directors declared a fourth quarter dividend of $.27 per share payable December 15, 2020 to shareholders of record December 4, 2020. Cass has continuously paid regularly scheduled cash dividends since 1934.

“The on-going quarterly payouts demonstrate the board’s confidence in the company’s long-term prospects, underpinned by its strong capital base,” Brunngraber noted.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing more than $60 billion annually on behalf of clients, and with total assets of $2 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2019.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended September 30, 2020 and 2019:

	Quarter Ended September 30, 2020	Quarter Ended September 30, 2019	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
Transportation Invoice Volume	8,660	9,236	24,234	27,406
Transportation Dollar Volume	$6,822,565	$7,104,771	$18,987,243	$21,211,746
Facility Expense Transaction Volume	7,117	7,143	20,330	21,029
Facility Expense Dollar Volume	$3,595,586	$4,118,393	$10,118,270	$11,468,896
Payment and Processing Fees	$24,376	$27,741	$72,540	$81,050
Net Investment Income	10,814	12,274	32,623	35,653
Gain (Loss) on Sales of Securities	—	—	1,069	19
Other	556	521	1,592	1,578

Total Revenues	$35,746	$40,536	$107,824	$118,300

Personnel	$22,521	$23,514	$65,839	$68,594
Occupancy	930	973	2,809	2,930
Equipment	1,648	1,554	4,900	4,575
Other	3,581	4,522	11,418	12,897

Total Operating Expenses	$28,680	$30,563	$84,966	$88,996

Income from Operations before Income Taxes	$7,066	$9,973	$22,858	$29,304
Income Tax Expense	1,285	1,787	4,093	5,271

Net Income	$5,781	$8,186	$18,765	$24,033

Basic Earnings per Share	$.40	$.57	$1.31	$1.66

Diluted Earnings per Share	$.40	$.56	$1.29	$1.64

Average Earning Assets	$1,734,679	$1,498,470	$1,616,090	$1,456,242
Net Interest Margin	2.59%	3.38%	2.87%	3.44%
Allowance for Loan Losses to Loans	1.20%	1.37%	1.20%	1.37%
Non-performing Loans to Total Loans	—	—	—	—
Net Loan (Recoveries) / Charge-offs to Loans	—	—	—	—
Provision for Loan Losses	$—	$—	$725	$250